Exhibit 99.1

News Release

FIRST FINANCIAL CORPORATION

One First Financial Plaza, Terre Haute, Indiana  47807   (812) 238-6000

For more information contact:
July 21, 2011	Rodger A. McHargue at (812) 238-6334

First Financial Corporation Releases 2nd Quarter Results

TERRE HAUTE, INDIANA — First Financial Corporation (NASDAQ:THFF) today announced results for the three and six months ended June 30, 2011. Net income of $8.4 and $17.2 million reflected increases of $0.7 and $3.8 million over the $7.7 and $13.4 million reported for the three and six months ended June 30, 2010. For the second quarter of 2011 the return on assets of 1.35% and the earnings per share of $0.64 were increased compared to the 1.23% and $0.59 per share reported for the three months ended June 30, 2010. The return on assets of 1.38% and the earnings per share of $1.31 for the six months ended June 30, 2011 represent increases of 28.97% and 28.43% over the 1.07% return on assets and $1.02 earnings per share reported for the six months ended June 30, 2010.

Net interest income for the second quarter of 2011 was $25.2 million, an increase of 4.48% over the $24.1 million reported for same period of 2010. The net interest margin of 4.53% for 2011 is an increase of 5.35% over the 4.30% reported for the first six months of 2010 as the Corporation continues to realize the benefits of reduced funding costs.

Year-to date non-interest income for 2011 was $16.2 million, a 25.6% increase over the $12.9 million reported for the same period of 2010. Non-interest income for the three months ended June 30, 2011 of $7.9 million was $14 thousand higher than the same period of 2010.

Non-interest expense for the three months ended June 30, 2011 was $19.4 million compared to $18.7 million for the same period of 2010, a $712 thousand or 3.8% increase. Non-interest expense for the six months ended June 30, 2011 increased 3.7% or $1.4 million over the six months ended June 30, 2010.

Total deposits at June 30, 2011 grew by $12.1 million or 0.6% to $1.89 billion compared to $1.88 billion reported the same time a year ago. During the second quarter of 2011 the Corporation declared a dividend of $0.47 per share. This is the 23rd consecutive year in which a dividend has been declared.

First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

First Financial Corporation

For the Quarter Ending June 30,2011

(Dollar amounts in thousands except per share data)

	06/30/11	06/30/10	Change	% Change

Year to Date Information:

Net Income	$17,220	$13,399	$3,821	28.52%
Earnings Per Average Share	$1.31	$1.02	$0.29	28.43%
Return on Assets	1.38%	1.07%	0.31%	28.97%
Return on Equity	10.34%	8.50%	1.84%	21.65%
Net Interest Margin	4.53%	4.30%	0.23%	5.35%
Net Interest Income	$49,914	$47,362	$2,552	5.39%
Non-Interest Income	$16,188	$12,886	$3,302	25.62%
Non-Interest Expense	$38,362	$36,981	$1,381	3.73%
Loss Provision	$2,534	$4,620	$(2,086)	-45.15%
Net Charge Offs	$3,141	$4,142	$(1,001)	-24.17%
Efficiency Ratio	55.79%	58.86%	-3.08%	-5.23%

Quarter to Date Information:

Net Income	$8,417	$7,713	$704	9.13%
Earnings Per Average Share	$0.64	$0.59	$0.05	8.47%
Return on Assets	1.35%	1.23%	0.12%	9.76%
Return on Equity	9.93%	9.68%	0.25%	2.58%
Net Interest Margin	4.55%	4.34%	0.21%	4.84%
Net Interest Income	$25,159	$24,081	$1,078	4.48%
Non-Interest Income	$7,886	$7,872	$14	0.18%
Non-Interest Expense	$19,412	$18,700	$712	3.81%
Loss Provision	$1,352	$2,190	$(838)	-38.26%
Net Charge Offs	$1,583	$1,653	$(70)	-4.23%
Efficiency Ratio	56.43%	56.28%	0.15%	0.27%

Balance Sheet:

Assets	$2,502,265	$2,529,069	$(26,804)	-1.06%
Deposits	$1,893,328	$1,881,198	$12,130	0.64%
Loans	$1,645,074	$1,652,619	$(7,545)	-0.46%
Shareholders’ Equity	$342,852	$319,186	$23,666	7.41%
Book Value Per Share	$26.07	$24.33	$1.74	7.16%
Average Assets	2,488,855	2,498,158	$(9,303)	-0.37%